                                                Exhibit 99.3
FOR IMMEDIATE RELEASE
July 24, 2024

Origin Bancorp, Inc. Announces Declaration of Quarterly Cash Dividend
RUSTON, LOUISIANA (July 24, 2024) - Origin Bancorp, Inc. (NYSE: OBK) ("Origin"), the holding company for Origin Bank, today announced that on July 24, 2024, its board of directors declared a quarterly cash dividend of $0.15 per share of its common stock. The cash dividend will be paid on August 30, 2024, to stockholders of record as of the close of business on August 15, 2024.
About Origin Bancorp, Inc.
Origin Bancorp, Inc. is a financial holding company headquartered in Ruston, Louisiana. Origin’s wholly owned bank subsidiary, Origin Bank, was founded in 1912 in Choudrant, Louisiana. Deeply rooted in Origin’s history is a culture committed to providing personalized, relationship banking to businesses, municipalities, and personal clients to enrich the lives of the people in the communities it serves. Origin provides a broad range of financial services and currently has over 60 locations from Dallas/Fort Worth, East Texas and Houston, across North Louisiana and into Mississippi. Locations in South Alabama and the Florida Panhandle are planned for 2024. For more information, visit www.origin.bank.
Forward-Looking Statements
When used in filings by Origin Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "anticipates," "believes," "estimates," "expects," “foresees,” "intends," "plans," "projects," and similar expressions or future or conditional verbs such as "could," "may," “might,” "should," "will," and "would" or variations of such terms" are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Factors that might cause such a difference include among other things: the expected payment date of its quarterly cash dividend; changes in economic conditions; other legislative changes generally; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; competition; and changes in management’s business strategies and other factors set forth in the Company's filings with the SEC.
The Company does not undertake and specifically declines any obligation - to update or revise any forward-looking statements to reflect events or circumstances that occur after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact Information
Investor Relations
Chris Reigelman
318-497-3177
chris@origin.bank

Media Contact
Ryan Kilpatrick
318-232-7472
rkilpatrick@origin.bank